Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Adam C. Derbyshire	Mike Freeman
	Senior Vice President and	Director, Investor Relations and
	Chief Financial Officer	Corporate Communications
	919-862-1000	919-862-1000

SALIX PHARMACEUTICALS REPORTS FY2003 RESULTS

Fourth Quarter Revenues Up 53%

FY2003 Revenues Up 67%

RALEIGH, NC, February 3, 2004 – Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced financial and operating results for the fourth quarter and year ended December 31, 2003.

Highlights include:

•	Fourth quarter revenues, consisting of COLAZAL® sales of $17.2 million, represent a 53% increase over 4Q02 sales;

•	FY2003 revenues, consisting of COLAZAL sales of $55.8 million, represent a 67% increase over FY2002;

•	Rifaximin New Drug Application amendment filed and May 26, 2004 user fee goal date assigned;

•	Granulated Mesalamine clinical trials permitted to initiate under Investigational New Drug;

•	Azasan® (azathioprine tablets) 25/75/100 mg exclusive North American rights acquired; and

•	Salix Pharmaceuticals, Ltd. added to the NASDAQ Biotechnology Index.

Sales of COLAZAL generated product revenue of $17.2 million for the fourth quarter of 2003 compared to $11.2 million for the fourth quarter of 2002. This represents an increase of 53% over the prior year period. Sales of COLAZAL were $55.8 million for FY2003 compared to $33.5 million in sales for FY2002, a year-over-year increase of 67%. Product revenues were derived from sales of COLAZAL® (balsalazide disodium) Capsules 750 mg, the Company’s first-line therapy for the treatment of mildly to moderately active ulcerative colitis. Cost of sales was $4.1 million for the fourth quarter of 2003 and $13.2 million for the year. Gross margin on product revenue was 76.2% and 76.3%, respectively, for the fourth quarter and year. The Company reported a net loss of $3.7 million, or $0.16 per share, for the fourth quarter of 2003 and $20.1 million, or $0.92 per share, for the year ended December 31, 2003. The Company’s net loss for the year ended December 31, 2003, on a non-GAAP basis, excluding approximately $1.7 million of non-operating expenses related to the Axcan hostile tender offer and proxy contest was $18.4 million, or $0.84 per share. We believe the presentation of this non-GAAP loss information provides useful information to investors because it eliminates certain expense unrelated to our operations and because it provides similar information for period-to-period comparisons.

Research and development expenses were $6.5 million for the fourth quarter of 2003, compared to $4.9 million for the prior year period. Research and development expenses totaled $23.7 million for 2003, compared to $18.0 million for 2002. Selling, general and administrative expenses were $10.3 million and $38.6 million for the fourth quarter and 2003, respectively, compared to $10.2 million and $33.0 million for the corresponding periods of 2002.

As previously announced, in November 2003 the Company completed a private placement of 1.7 million shares of common stock to a few select institutional investors. Net proceeds to the Company were approximately $29 million. On December 31, 2003 the Company had cash, cash equivalents and investments totaling $64.8 million.

Commenting on the performance of the Company, Adam Derbyshire, Senior Vice President, Finance and Administration, and Chief Financial Officer, stated, “We are pleased with the continued growth of our COLAZAL business. Based upon information currently available, we estimate net COLAZAL sales will be approximately $73 million in 2004.

“Our infrastructure is essentially in place, and, consequently, we expect operating expenses, excluding cost of goods, through 2004 and 2005 to be in line with the level of such expenses for 2003, with allowance for single-digit growth. Based upon this factor and guidance for net COLAZAL sales for 2004, we continue to expect to become profitable in the second half of 2004 excluding any revenue effects of Rifaximin. We further continue to believe that we will be profitable for the year ending December 31, 2004 if Rifaximin is approved and launched in 2004 as expected.”

Carolyn Logan, President and Chief Executive Officer, commented, “COLAZAL continues to achieve excellent growth as it enters its fourth year on the market. During the fourth quarter of 2003, according to NDC data, approximately 85,000 prescriptions were written compared to approximately 64,000 written during the fourth quarter of 2002. This represents a year-over-year increase of 33 percent. Approximately 300,000 prescriptions were written during 2003, a 50 percent increase compared to the approximately 200,000 prescriptions written during 2002.

“During November 2003 we acquired the exclusive right to sell Azasan®, or azathioprine tablets, in 25, 75 and 100 mg strengths in North America. The launch of Azasan in February 2004 by our sales representatives will create an exciting opportunity for the Company to leverage the relationships our sales force has established with physicians during the past three years.

“Impressive strides were made during the fourth quarter of 2003 in the development of Rifaximin and Granulated Mesalamine. On November 25, 2003 we submitted an amendment to our New Drug Application for Rifaximin for the treatment of travelers’ diarrhea. Two weeks later the U.S. Food and Drug Administration acknowledged that they considered the amendment to be a complete response to the October 25, 2002 approvable letter and assigned a user fee goal date of May 26, 2004 to review and act upon the application. In addition to the travelers’ diarrhea treatment program, we continue to look at other potential uses for Rifaximin. During the fourth quarter of 2003 Dr. Herbert L. DuPont, a thought leader in the infectious disease arena, completed a randomized, double-blind, placebo-controlled study investigating the use of Rifaximin in the prophylaxis of travelers’ diarrhea. Efforts are underway to have Dr. DuPont’s findings reported during Digestive Disease Week in May 2004. The analysis of our placebo-controlled study of Rifaximin for the treatment of hepatic encephalopathy has been completed. We intend to pursue discussions with the FDA with respect to next steps. On December 11, 2003 we announced that the FDA had permitted clinical trials to initiate under our Investigational New Drug for Granulated Mesalamine. Currently two preliminary dose characterization trials are underway, and we intend to initiate two Phase III trials by mid 2004.

“Last month we announced the addition of William Keane to our Board of Directors. Our Board is now comprised of a super-majority of independent outside directors and is well-equipped to provide guidance and oversight as the Company grows.

“2003 was a challenging and productive year for Salix. I would like to thank our employees for their competence, dedication and focus during the year, and I would like to thank our stockholders for their ongoing support over the past twelve months.”

The Company will host a conference call at 9:00 a.m. ET, on February 3, 2004 to discuss the subjects of this press release. Interested parties may access the conference call by way of web cast or telephone. The live web cast will be available at http://www.salix.com. The web cast will be archived on the Company’s web site through February 9.

The telephone numbers to access the conference call are (800) 946-0782 (U.S. and Canada) or (719) 457-2657 (international.) The access code for the call is 682815. A replay of the call will be available from 12:00 noon, ET, February 3 through February 9. The telephone numbers to access the replay of the call are (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international.) The access code for the call is 682815.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix’s strategy is to in-license late-stage or marketed proprietary therapeutic drugs, complete any required development and regulatory submission of these products, and market them through the Company’s 100-member gastroenterology specialty sales and marketing team. Salix’s first marketed product is COLAZAL®, an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. Safety and effectiveness of COLAZAL beyond 12 weeks has not been established. The Company launched the product in the U.S. through its specialty sales force in January 2001. COLAZAL was well tolerated in clinical studies. In clinical trials, patients reported the following adverse events most frequently: headache (8%); abdominal pain (6%); diarrhea (5%); nausea (5%); vomiting (4%); respiratory infection (4%); and arthralgia (4%). Withdrawal from therapy due to adverse events was comparable to placebo. Salix’s next product candidate is Rifaximin, currently in development for the potential treatment of infections of the gastrointestinal tract. The Company submitted an NDA for Rifaximin for the treatment of travelers’ diarrhea to the FDA on December 26, 2001. The FDA has assigned a user fee goal date of May 26, 2004 to review and act upon the application. In December 2003 the FDA permitted clinical trials to initiate under Salix’s Investigation New Drug for Granulated Mesalamine. The Company intends to complete the development work required to secure regulatory approval for the product in the U.S. Salix trades on the Nasdaq National Market under the ticker symbol “SLXP.”

For more information please contact the Company at 919-862-1000 or visit our web site at www.salix.com. Information on our web site is not incorporated in our SEC filings.

Table follows

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Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include management of rapid growth, market acceptance for approved products, risks of regulatory review and clinical trials, intellectual property risks, and the need to acquire additional products. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Statement of Operations

Unaudited

(In thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2003 (unaudited)	December 31, 2002 (unaudited)	December 31, 2003 (unaudited)	December 31, 2002 (audited)
Revenues:
Product revenue	$17,228	$11,235	$55,807	$33,456

Total revenues	17,228	11,235	55,807	33,456

Operating Expenses:
Cost of products sold	4,106	2,644	13,226	8,192
License fees and costs related to collaborative agreements	31	31	125	125
Research and development	6,543	4,882	23,654	17,967
Selling, general and administrative	10,289	10,176	38,635	33,004

Total costs and expenses	20,969	17,733	75,640	59,288

Loss from operations	(3,741)	(6,498)	(19,833)	(25,832)
Interest and other income/(expense), net	88	347	(268)	1,090
Income tax	—	—	—	—

Net loss	$(3,653)	$(6,151)	$(20,101)	$(24,742)

Net loss per share	$(0.16)	$(0.29)	$(0.92)	$(1.21)

Weighted average shares outstanding	22,945	21,374	21,862	20,488

Reconciliation of GAAP Amounts to Adjusted Amounts:

Unaudited

(In thousands, except per share data)

	Twelve Months Ended
	December 31, 2003 (unaudited)	December 31, 2002 (audited)
GAAP Net loss	$(20,101)	$(24,742)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	1,693	—

Net loss, as adjusted	$(18,408)	$(24,742)

GAAP Net loss per share	$(0.92)	$(1.21)
Adjustment Items:
Expenses related to hostile tender offer and related proxy contest by Axcan Pharma, Inc.	0.08	—

Net loss per share, as adjusted	$(0.84)	$(1.21)

Salix Pharmaceuticals, Ltd.

Condensed Consolidated Balance Sheets

(In thousands)

	December 31, 2003 (unaudited)	December 31, 2002 (audited)
Assets
Cash, cash equivalents and investments	$64,807	$55,748
Accounts receivable, net	3,598	5,980
Inventory, net	16,094	10,210
Other assets	6,353	3,364

Total Assets	$90,852	$75,302

Liabilities and Stockholders’ Equity
Accounts payable and other current liabilities	$13,360	$11,705
Deferred revenue	3,557	3,208

Total current liabilities	16,917	14,913
Common stock	24	21
Additional paid-in-capital	165,293	131,300
Other comprehensive loss	(655)	(306)
Accumulated deficit	(90,727)	(70,626)

Total stockholders’ equity	73,935	60,389

Total Liabilities and Stockholders’ Equity	$90,852	$75,302